Exhibit 10.2.1

THIRD AMENDMENT TO

AMENDED AND RESTATED COMMON SHORT CODE LICENSE AGREEMENT

CSCA 3.5

This Third Amendment (“3rd Amendment”), to the Amended and Restated Common Short Code License Agreement, dated as of the 18th day of July, 2011 between NeuStar, Inc., a Delaware corporation, with offices located at 46000 Center Oak Plaza, Building X, Sterling, VA 20166 (“Neustar”) and CTIA – The Wireless Association (“CTIA”), a District of Columbia non-profit corporation, located at 1400 16th Street, NW, Suite 600, Washington, DC 20036

WHEREAS, Neustar and CTIA now desire to amend certain terms of the Common Short Code License Agreement (“License Agreement”) to allow certain qualified Charitable Organizations to participate in a new discount program.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

I.	Terms used in this 3rd Amendment and not otherwise defined shall have the same meaning set forth in the License Agreement.

II.	CSCA Version 3.5

A.	Neustar shall, either itself, or in conjunction with other third parties, implement CSCA version 3.5 which shall include the additional features and functionality set forth in the Attachment 1 (“CSCA 3.5”).

B.	For purposes of the License Agreement, the features and functionalities set forth in CSCA 3.5 shall be considered “Enhancements” as defined in Section 1.22 of the License Agreement. Therefore, the CSC 3.5 functionality shall be considered “Registry IP” and owned exclusively by the Registry pursuant to Section 7.3 of the License Agreement.

C.	Notwithstanding the above, for the purposes of the License Agreement, the “look and feel” of any Enhancements along with any CSCA Data associated or related to CSCA 3.5 shall be considered “CSC Enhancements” as defined in Section 1.17 of the License Agreement. Therefore, the CSC Enhancements, which include the “look and feel” of CSCA 3.5 and any related CSC Data generated by such functionality shall be considered CSC Registry Rights and owned exclusively by CTIA, on behalf of all Participating Carriers, pursuant to Section 7.1 of the License Agreement.

III.	Timeline / Milestones. The dates set forth herein are dependent on implementing only the features and functionality set forth in Attachment 1. In the event of any changes to the features and functionality from those set forth in Attachment 1, the Parties shall negotiate a new Statement of Work which shall set forth a new later date for acceptance review and delivery.

IV.	Fees.

A.

In accordance with Article 9 of the License Agreement, all services to be performed under this 3rd Amendment are intended to be on a time and materials basis at the blended rate listed in Exhibit A of the License Agreement, unless agreed otherwise in writing as fixed costs.

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July 2011

B.	Notwithstanding the above, Registry has agreed to perform the work contemplated hereunder for a fixed price of $25,000 (“Fixed Fee”). This will include development, quality Assurance, and deployment. There are additional fees associated with the manual validation of accounts designating themselves as charitable organizations which Neustar will not charge for in 2011. The validation process will consist of checking one of two accreditation sources, specifically Better Business Bureau Wise Giving Alliance and Charity Navigator, as defined by CTIA. Registry agrees that new accreditation sources may be added, subject to the requirement that Registrant will choose, and Registry will validate against, only one accreditation source. Neustar and CTIA shall evaluate the results of the program no later than December 1, 2011 and if both parties agree to continue the manual validation a mutually agreed to rate going forward will be negotiated. If an acceptable rate cannot be negotiated, CTIA may elect to have the validation performed externally.

C.

Upon the execution of this 3rd Amendment, Registry shall invoice CTIA for half (50%) of the Fixed Fee. Upon completion by Registry and acceptance by CTIA of the features and functionality set forth in Attachment 1, Registry shall invoice CTIA for the balance of the Fixed Fee. CTIA shall pay to Registry all fees by no later than thirty (30) days following the date on an invoice. Unless subject to a good faith dispute, and then only if CTIA provides Registry with notice of the nature of the dispute prior to the due date, any amounts not paid when due shall be assessed interest at a monthly rate equal to one and one half percent (1.5%) or the maximum rate allowed by law, whichever is less, from the date the payment was due.

V.

Termination of this SOW. In the event that either Party materially breaches this 3rd Amendment, and such breach remains uncured for a period of thirty (30) days, the non-breaching Party may terminate this 3rd Amendment; provided however, that a material breach under this 3rd Amendment shall not constitute a material breach of the License Agreement.

VI.	Except as specifically modified by this 3rd Amendment, the terms and conditions of the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this 3rd Amendment to be duly executed as of the date first written above.

NEUSTAR, INC		CTIA

By:	/s/ Bradley Smith	By:	/s/ Michael Altschul
	Name: Bradley Smith Title: VP and Corporate Controller Date: July 18, 2011		Name: Michael Altschul Title: Senior Vice President, General Counsel Date: July 18, 2011

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ATTACHMENT I

1.	SCOPE

The following table outlines the requirements which have been jointly reviewed and agreed to by CTIA and Neustar.

ILLEGIBLE	ILLEGIBLE	ILLEGIBLE
Q-1	The Registry shall provide a mechanism to identify a Registrant account as eligible for the program.	NOTE: This requirement will handle Charitable organizations which get the discount on all their orders.

Q-1.1	On the Account Creation screen and the Update Account screen, the Registry shall provide a method (i.e. checkbox) so that a Registrant can declare as a Charitable Organization.

Q-1.1.1	The confirmation page following the Account Create screen and the resulting welcome email sent to the registrant shall contain a message regarding the Charitable Organization program. The message shall be highlighted in red on the confirmation page.

Q-1.1.2	The Account Creation and Update Account screen shall require the user to select the Accreditation Listing (BBB-WGA or Charity Navigator). Additional accreditation source listings may be added as needed. The screen shall have fields to allow the user to optionally enter additional information to assist Neustar personnel in reviewing the request. The Terms and Conditions of the program shall be displayed and the user is required to indicate acceptance.	NOTE: The user shall not be allowed to change the values in these fields after the Neustar personnel review is completed and the account is approved. The user shall be allowed to change the values if the account is rejected and the user selects to declare again with updated information.

Q-1.1.3	If the user selects a role type of Aggregator on the Account Create screen then they shall not be allowed to declare as a Charitable Organization entity on the Account Create screen or Update Account screen.

Q-1.2	The Registry shall provide a mechanism to allow Neustar personnel to review new or updated accounts declaring as eligible for the program and be able to	NOTE: The Neustar personnel review screen shall display the company name and applicant contact fields. Also the fields

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	approve/reject. The system shall send an email to Neustar personnel when an account is pending review. Upon approval, the account shall be eligible for the program. The system shall send an email to the applicant upon approval/rejection. The rejection email shall contain the Neustar personnel entered comments.	collected in Q-1.1.2 shall also be displayed for review.

Q-1.2.1	If the Account is rejected per the Charitable Organization program the system shall reject any NEW orders submitted by the account under the program. A message shall be included in the registry comments section within the order.	NOTE: If the applicant wants to resubmit the order (which would then show the regular pricing on the order purchase summary screen) they have that option. If they don’t resubmit, then the system shall cancel the order in 14 days. This would follow the normal cancellation process.

Q-1.3	The Registry shall apply the discount to a NEW order submitted by an approved or pending eligible account.

Q-1.4	The Registry shall apply the discount to a RENEW order submitted by an approved eligible account if the original NEW order received the discount.	NOTE: Renewals will only get the discount if the original NEW order received the discount.

Q-2	The Registry shall allow CSC’s to be signed up for both this program and other applicable promotions (i.e. term extension, 10% off, etc) offered to other registrants.

Q-3	The Registry shall designate the range of CSCs from 800000 to 809999 for use by Charitable Organizations.

Q-3.1	The newly introduced range above shall support Random and Select codes pricing for the Charitable Organization discount.

Q-3.2	Easy to remember logic shall apply to this newly introduced range of codes.

Q-3.3	The codes in this range that are currently being used will be excluded from the Charitable Organization program.	Codes currently in use are 801411 806123 806411 806806 808080 808888

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ILLEGIBLE	ILLEGIBLE	ILLEGIBLE
B-1	The Registry shall provide a 60% discount to current rates for an eligible order for a code within the designated range.

B-2	The Registry shall provide the 60% discount for an auto-RENEW order if the prior NEW order received the discount.

B-3	The Registry shall display the 60% discount on invoices, etc. as the normal rate. It will not be displayed as a credit, promotion, etc.

B-4	Charitable Organizations may lease codes outside the designated range, however no discounts will apply.

ILLEGIBLE	ILLEGIBLE	ILLEGIBLE
A-1	The Registry shall allow Customer Support personnel to mark an order as eligible for the program when they are approving the order for payment	NOTE: In this case, the invoice sent to the applicant will have the lower price. Obviously the order summary they received when submitting the order would have been at the regular price since the order wasn’t marked for the program at the time.

A-2	The Registry shall not change or remove the discount if a CSC is transferred from an eligible charitable account to any other Registrant account, regardless of whether the receiving account is eligible for the charitable account.	NOTE: It is required that CSCs for Charitable Organization purposes will not be repurposed for other means. Therefore, Customer Support shall be responsible for verifying that the receiving account continues to use the CSC for the same Charitable Organization purpose. If it is determined that the CSC is no longer eligible for the discount, then manual data changes will be made in the database via a ticket to Registry Support.

A-3	The Registry shall not change or remove the discount if the CSC Content Provider is modified by Customer Support.	NOTE: Since it is required that CSCs for Charitable Organization purposes not be repurposed for other means, changing the CSC. Content Provider for such a CSC will be very rare. Therefore, Customer Support shall be responsible for verifying that the new CSC content provider is a

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Charitable organization. If it is determined that the CSC is no longer eligible for the discount, then manual data changes will be made in the database via a ticket to Registry Support.

A-4	While the Account is pending review per the charitable organization program the system shall not display any NEW orders submitted by the account in the Customer Support order review list. Upon approval of the account, the orders shall appear in the work list and be available to review.

ILLEGIBLE	ILLEGIBLE	ILLEGIBLE
D-1	The internal dashboard shall indicate codes leased under this program.

D-2	The internal dashboard shall indicate which accounts have been marked as eligible Charitable Giving organizations.

ILLEGIBLE	ILLEGIBLE	ILLEGIBLE
UI-1	Change “Agency type” to “Accreditation Organization”

UI-2	Accreditation Organizations are as follows; • Better Business Bureau – Wise Giving Alliance • Charity Navigator – 3 or 4 stars	Remove, CFC, United Way, ECFA

UI-3	Remove or hide Official website

UI-4	Program Type is Charitable Organizations

UI-5	Program Description shall read: “This program is available to qualified 501(c)(3) entities that are accredited by either the Better Business Bureau’s Wise Giving Alliance or the Charity Navigator.”	If new accreditation sources are added per Q-l.1.2, the Program Description will be changed to incorporate the new accreditation source.

UI-6

Account Message/Confirmation Screen shall read:

“This program is available to qualified 501(c)(3) entities that are accredited by either the Better Business Bureau’s Wise Giving Alliance or the Charity Navigator.” Your request will be reviewed and an email will be sent to you upon completion of the review. You may

If new accreditation sources are added per Q-1,1.2, the Program Description will be changed to incorporate the new accreditation source.

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be required to present documentation as proof of your status, in which case you will be contacted by Neustar.”

The words “501(c)(3)” in UI-5 and UI-6 above shall contain a comment box which shall contain the words “Your organization’s 501(c)(3) status can be confirmed by visiting http://www. irs.gov/app/pub-78/ or by confirming your organization’s status by calling the IRS at 1-877-829-5500.”

UI-7	The copy for accepting the T&Cs shall read: “I have read and accept the Charitable Giving Terms and Conditions.”

ILLEGIBLE	ILLEGIBLE	ILLEGIBLE
E-1	The Acct Creation email copy shall read: “You have declared as being eligible for the Charitable Organization program. This program is available to qualified 501(c)(3) entities only. Your request will be reviewed and an email will be sent to you upon completion of the review. You may be required to present documentation as proof of your status, in which case you will be contacted by Neustar. Your account will not be able to lease any new CSCs under the Charitable Organization program prior to the completion of this review.

E-2	Email notices for account acceptance and rejection shall remain as for Government Program; however they shall reference Charitable Organization instead of Government.

2.	SCHEDULE

Development, testing, and deployment will be completed six weeks from the signing of the SOW.

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